EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 17, 2023 with respect to the consolidated financial statements included in the Annual Report of Acacia Research Corporation on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Acacia Research Corporation on Forms S-3 (No. 333-249984) and on Forms S-8 (No. 333-189135 and No. 333-217878).
/s/ GRANT THORNTON LLP
New York, New York
March 17, 2023